As filed with the Securities and Exchange Commission on May 21, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________________________________________________________________________________

RENEWABLE ENERGY GROUP, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________________________________________________________

Delaware	26-4785427

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

416 South Bell Avenue	50010
Ames, Iowa
(Address of Principal Executive Offices)	(Zip Code)
______________________________________________________________________________________________________

2021 STOCK INCENTIVE PLAN
(Full title of the plan)
______________________________________________________________________________________________________

Cynthia J. Warner
President and Chief Executive Officer
Renewable Energy Group, Inc.
416 South Bell Avenue
Ames, Iowa 50010
Tel: (515) 239-8000
(Name, address and telephone number, including area code, of agent for service)	Copy To: Justin Hovey, Esq. Pillsbury Winthrop Shaw Pittman LLP Four Embarcadero Center, 22nd Floor San Francisco, California 94111 (415) 983-1000
______________________________________________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒       Accelerated filer ☐ Non-accelerated filer (Do not check if a smaller reporting company)
Smaller reporting company ☐  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, par value $.0001 per share	1,900,000	$60.84	$115,586,500	$12,610.49

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Renewable Energy Group, Inc.'s (the "Registrant") common stock, $.0001 par value per share (the “Common Stock”), that may be issued under the Renewable Energy Group, Inc. 2021 Stock Incentive Plan (the “2021 Plan”) as a result of the anti-dilution and other adjustment provisions therein by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s Common Stock.
(2)    Computed in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of calculating the total registration fee, the aggregate offering price and amount of registration fee have been computed based upon the average of the high and low sales prices for the Registrant’s Common Stock as reported on the Nasdaq Stock Market on May 14, 2021.

PART I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the 2021 Plan covered by this Registration Statement, as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are incorporated herein by reference:

a.The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 (including information specifically incorporated by reference from the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 5, 2021);
b.The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021;
c.The Registrant’s Current Reports on Form 8-K filed with the Commission on February 25, 2021, March 16, 2021, March 22, 2021, April 15, 2021, April 30, 2021, May 4, 2021, May 7, 2021, May 19, 2021 (both Current Reports on Form 8-K filed on such date), and May 21, 2021 (excluding any portions of such reports that are furnished under Item 2.02 or Item 7.01 and any exhibits furnished on such form that relate to such items); and
d.The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 000-54374), filed on January 17, 2012.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.    Description of Securities.

See the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 000-54374), filed on January 17, 2012.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. To the extent and under the circumstances permitted by the DGCL, Article VIII of the Registrant’s Restated Certificate of Incorporation, Exhibit 3.1 to the Annual Report on Form 10-K filed March 7, 2019, and Article 6 of the Registrant’s Amended and Restated Bylaws, Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 12, 2013, provide for indemnification of the Registrant’s directors and officers and, to the extent they are serving at the request of the Registrant, employees and other agents. The

Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K filed March 7, 2019).
4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 12, 2013).
4.3	Renewable Energy Group, Inc. 2021 Stock Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 19, 2021 and incorporated herein by reference).
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding legality of securities to be offered.
23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
24.1	Power of attorney (included in the signature page to this Registration Statement).

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames, State of Iowa, on this 21st day of May, 2021.

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Cynthia J. Warner
Name:	Cynthia J. Warner
Title:	President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Cynthia J. Warner, Richard Craig Bealmear, Eric Bowen, Todd Robinson, and Todd Samuels, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date
/s/ Cynthia J. Warner	President, Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2021
Cynthia J. Warner

/s/ R. Craig Bealmear	Chief Financial Officer (Principal Financial Officer)	May 21, 2021
R. Craig Bealmear

/s/ Todd M. Samuels	Chief Accounting Officer (Principal Accounting Officer)	May 21, 2021
Todd M. Samuels

/s/ Delbert Christensen	Director	May 21, 2021
Delbert Christensen

/s/ Peter J.M. Harding	Director	May 21, 2021
Peter J.M. Harding

/s/ Debora M. Frodl	Director	May 21, 2021
Debora M. Frodl

/s/ Christopher D. Sorrells	Director	May 21, 2021
Christopher D. Sorrells

/s/ Jeffrey Stroburg	Director	May 21, 2021
Jeffrey Stroburg

/s/ James Borel	Director	May 21, 2021
James Borel

/s/ Walter Berger	Director	May 21, 2021
Walter Berger

/s/ Randolph Howard	Director	May 21, 2021
Randolph Howard